UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2015

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

18340 Yorba Linda Blvd.
Suite 107-245
Yorba Linda, CA 92886

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (866) 878-9695

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 11, 2015, Islet Sciences, Inc. (the “Company”) filed suit in state court in North Carolina against Brighthaven Ventures, L.L.C. (“BHV”), its principals, James Green and William Wilkison, Ofsink LLC and Darren Ofsink, Esq. Messrs. Green and Wilkison were formerly officers and directors of the Company. Mr. Green was chief executive officer from October 30, 2013 to August 22, 2015 and director from October 30, 2013 to September 24, 2015, including acting as chairman of the board of directors of the Company from January 24, 2014 to September 24, 2015. Mr. Wilkison was chief operating officer from October 30, 2013 to August 22, 2015 and director from April 11, 2014 to September 24, 2015. Mr. Ofsink and his firm, Ofsink LLC, were formerly outside counsel to the Company.

In its complaint, the Company asserts that the defendants committed fraud upon and/or conspired to defraud the Company and its stockholders by knowingly making false statements and omissions to the Company, its stockholders and its investors, particularly, but not exclusively, during (i) an attempted merger transaction by and among the Company, its subsidiaries, BHV and its members (including defendants Green and Wilkison), and (ii) a subsequent license transaction between the Company and BHV. The Company further alleges that defendants Green and Wilkison breached their fiduciary duties to the Company and its stockholders by usurping the Company’s corporate opportunities for their own personal gain and taking actions designed to harm the Company and its stockholders. The Company alleges that defendants Ofsink and Ofsink LLC aided and abetted the breach of fiduciary duty owed by Messrs. Green and Wilkison, and participated in the illegal scheme to defraud the Company by, among other things, failing to protect the interests of their client, the Company.  The Company believes these actions materially impacted the Company’s operations and financial condition, and is seeking judgment against the defendants for damages in excess of $5,000,000.

Although the Company cannot predict the ultimate outcome of this litigation, it hopes for a just and speedy resolution. The current Board of Directors and officers of the Company remain committed to working towards the development of new medicines and technologies for the treatment of metabolic diseases and related indications where there is significant medical need.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: December 17, 2015	By:	/s/ Larry K. Ellingson
Name: Larry K. Ellingson
Title: Chairman, Chief Executive Officer and President